Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President of Investor Relations

567-336-2600

Chris.Manuel@o-i.com

O-I GLASS REPORTS STRONG THIRD QUARTER 2021 RESULTS

Results exceeded expectations on solid operating performance

Raising full-year outlook

Binding commitment from a subsidiary of Berlin Packaging L.L.C. to buy O-I’s Le Parfait brand and business

PERRYSBURG, Ohio (October 25, 2021) – O-I Glass, Inc. (“O-I”) (NYSE: OI) today reported financial results for the third quarter ended September 30, 2021.

	Earnings from Continuing Operations Earnings Per Share (Diluted)		Earnings from Continuing Operations Before Income Taxes $M		Cash Provided by Continuing Operating Activities $M
	3Q21	3Q20	3Q21	3Q20	3Q21	3Q20
Reported	$0.48	$2.06	$127	$376	$306	$262

	Adjusted Earnings Earnings Per Share (Diluted)		Segment Operating Profit $M		Free Cash Flow $M
	3Q21	3Q20	3Q21	3Q20	3Q21	3Q20
Non - GAAP1	$0.58 (Guidance: $0.47-$0.52)	$0.41	$243	$204	$213	$205

“We are pleased with O-I’s third quarter business performance. Once again, we delivered on our commitments as performance exceeded the company’s guidance range, despite a number of macro challenges. Demand for glass containers remains strong, yet shipments were down slightly due to choppy demand patterns, mix management and ongoing supply chain disruptions. On the other hand, higher average selling prices fully offset escalating cost inflation, and earnings benefited from continued solid operating and cost performance supported by the company’s Margin Expansion initiatives. Cash From Operating Activities and Free Cash Flow1 were also strong reflecting solid earnings and debt was the lowest level since 2015,” said Andres Lopez, CEO.

“We continue to advance O-I’s strategy and have made very good progress on our 2021 priorities. With $50 million of benefits year-to-date, our Margin Expansion initiatives have already achieved the company’s full year target. O-I is redefining glass production with our new MAGMA solution. We have successfully commercialized the Generation 1 MAGMA line at Holzminden, Germany, and our Generation 2 pilot is proceeding well. As we seek to rebalance the packaging dialogue, our glass advocacy digital marketing campaign has connected with over 99 million consumers across North America, and we issued our 2021 sustainability report in August that showcases how we are advancing our ESG position. As part of our ongoing portfolio optimization program, we recently announced our intent to sell our Le Parfait brand and business in France at an attractive valuation that also includes a long-term strategic supply agreement. The combination of rebalancing O-I’s business portfolio and addressing legacy asbestos and pension liabilities will significantly improve the company’s financial flexibility. All of these actions are consistent with our strategy to increase stakeholder value. We are pleased with our momentum and we are increasing our full-year 2021 outlook.”

1 Adjusted earnings per share, free cash flow, segment operating profit, and net debt are each non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

“During our Investor Day presentation in September, we laid out our bold plan to accelerate O-I’s transformation. The combination of favorable market conditions for glass containers, O-I’s ongoing transformation and the introduction of MAGMA is building the path to “Yes.” Yes, to an agile and resilient company. Yes, to a new paradigm for glass. And, yes to profitable growth. We are confident this plan will enhance value for all stakeholders and ensure sustainable prosperity for O-I,” concluded Lopez.

Third Quarter 2021 Results:

•	Reported Results: For the third quarter 2021, the company recorded earnings from continuing operations of $0.48 per share (diluted) compared to earnings from continuing operations of $2.06 per share (diluted) in the prior year period. The current year earnings from continuing operations before income taxes were $127 million, compared to $376 million in the third quarter of 2020 which included an approximately $280 million net gain on the sale of O-I’s ANZ business unit.

•	Adjusted Earnings[1]: Excluding certain items management considers not representative of ongoing operations, third quarter 2021 adjusted earnings[1] were $0.58 per share compared with the prior year of $0.41 per share. Higher adjusted earnings were primarily the result of improved production volumes as well as strong operating and cost performance. Actual results exceeded management’s earnings guidance of $0.47 to $0.52.

•	Segment Operating Profit[1]: Third quarter 2021 segment operating profit was $243 million compared to $204 million in the prior year period. While demand for glass containers remains strong, sales volumes (excluding divestitures) declined approximately 1 percent from the prior year. Higher segment operating profit was largely due to higher production levels, as well as strong operating performance and the benefits from the company’s margin expansion initiatives.

•	Cash Flows: Cash provided by continuing operating activities was $306 million in the third quarter 2021, compared to $262 million in the prior year period. Third quarter 2021 free cash flow[1] was $213 million compared to $205 million in 2020.

•	Capital Structure: Total debt was $4.9 billion on September 30, 2021, compared to $5.4 billion on September 30, 2020. Net debt[1] was $4.3 billion on September 30, 2021, which was down nearly $500 million from the prior year. Committed liquidity remained strong and approximated $2.1 billion on September 30, 2021.

Net sales approximated $1.6 billion in the third quarter of 2021, which was down slightly compared to the prior year period due to recent divestitures that reduced revenue by $59 million. Higher average selling prices contributed $57 million to net sales. Adjusted for divestitures, shipments in tons decreased 1 percent which impacted revenues $16 million. Net sales benefited $15 million from favorable foreign currency translation, while revenue from technical services declined $4 million reflecting lower engineering project activity.

The change in segment operating profit from the third quarter of 2021 compared to the prior year resulted from the following:

•	Americas: Segment operating profit in the Americas was $133 million compared to $113 million in the third quarter of 2020. The benefit of higher selling prices more than offset cost inflation. Excluding divestitures, shipments in tons declined 3 percent reflecting choppy demand patterns, mix management from lower margin categories given tight inventory conditions and ongoing supply chain challenges. Favorable operating performance reflected a 9 percent increase in production volume and the benefit of the company’s Margin Expansion initiatives.

•	Europe: Segment operating profit in Europe was $110 million compared to $88 million in the third quarter 2020. Shipments in tons improved 2 percent with strong improvement in the wine category while the benefit of higher selling prices partially offset cost inflation. Like the Americas, operating costs were favorable reflecting 8 percent higher production volume as well as benefits from the company’s Margin Expansion initiatives. Additionally, results were negatively impacted $1 million by unfavorable foreign currency translation.

•	Asia Pacific[2]: Segment operating profit in Asia Pacific was $0 compared to $3 million in the third quarter 2020 following the sale of the Australia and New Zealand (ANZ) business unit in July 2020.

Retained corporate and other costs were $49 million in the third quarter of 2021 compared to $35 million in the prior year quarter. Higher costs primarily reflected additional R&D investment in MAGMA, marketing expense for the company’s glass advocacy campaign and management incentives.

In both the third quarter of 2021 and 2020, the company recorded several significant items impacting reported results as presented in the table entitled Reconciliation to Adjusted Earnings. Management considers these items not representative of ongoing operations, and they are excluded from adjusted earnings. In the third quarter of 2021, these items included $12 million for restructuring and other charges and $5 million in pension settlement charges. In the third quarter of 2020, these items included approximately $280 million for the gain on the sale of the ANZ business, $9 million for restructuring, asset impairment and other costs, $6 million for debt refinancing expense and $3 million in strategic transaction costs.

Business Outlook

The company now expects full year 2021 adjusted earnings will approximate $1.77 to $1.82 per share which is an increase from prior guidance of $1.70 to $1.75 per share. The company anticipates cash provided by operating activities will be at least $660 million, and O-I should generate at least $260 million in free cash flow.

Currently, O-I expects fourth quarter 2021 adjusted earnings will approximate $0.30 to $0.35 per share and assumes sales volume will be consistent with prior year levels amid ongoing supply chain challenges. Higher selling prices should partially offset elevated cost inflation pending further price recovery starting early in 2022. Adjusted earnings are expected to reflect continued solid operating performance including savings from the company’s ongoing Margin Expansion initiatives.

Given significant market uncertainty due to the global pandemic, the company’s business outlook is subject to adjustment, especially if there is a material change in demand trends compared to expectations. This outlook assumes foreign currency rates as of October 22, 2021 and an annual adjusted effective tax rate of approximately 30 to 32 percent.

2 Results of the Asia Pacific segment have been recast to reflect only the earnings of the ANZ businesses following the sale of the business unit in July 2020. The sales and operating results of the other businesses that historically comprised the Asia Pacific segment and were retained by the company, have been reclassified to Other sales and Retained corporate costs and other, respectively.

Announced Binding Commitment from a Subsidiary of Berlin Packaging L.L.C. to Buy O-I’s Le Parfait Brand and Business

Additionally, O-I today announced it has received a binding commitment from a subsidiary of Berlin Packaging L.L.C, a global packaging supplier, to acquire O-I’s Le Parfait brand and business. Le Parfait is a world-renowned French jar brand sold in more than 20 countries.

The proposed sale would generate gross proceeds of approximately €72 million and is part of O-I’s portfolio optimization program. Under this program, proceeds would be redeployed to help fund attractive expansion initiatives such as the company’s revolutionary MAGMA solution and improve ROIC. O-I contemplates closing around year end, subject to the works council consultation and other customary closing conditions. The proposed transaction would also include a long-term supply arrangement to manufacture Le Parfait jars from O-I’s plants in Puy-Guillaume, France, and Sevilla, Spain.

Conference Call Scheduled for October 26, 2021

O-I CEO Andres Lopez and CFO John Haudrich will conduct a conference call to discuss the company’s latest results on Tuesday, October 26, 2021 at 8:00 a.m. EST. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EST, on October 26, 2021. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:             Sasha Sekpeh, 567-336-5128 – O-I Investor Relations

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s fourth quarter 2021 earnings conference call is currently scheduled for Wednesday, February 2, 2022, at 8:00 a.m. EST.

About O-I Glass

At O-I Glass, Inc. (NYSE: OI), we love glass and we’re proud to be one of the leading producers of glass bottles and jars around the globe. Glass is not only beautiful, it’s also pure and completely recyclable, making it the most sustainable rigid packaging material. Headquartered in Perrysburg, Ohio (USA), O-I is the preferred partner for many of the world’s leading food and beverage brands. We innovate in line with customers’ needs to create iconic packaging that builds brands around the world. Led by our diverse team of more than 25,000 people across 72 plants in 20 countries, O-I achieved revenues of $6.1 billion in 2020. Learn more about us:

o-i.com / Facebook / Twitter / Instagram / LinkedIn

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, free cash flow, segment operating profit, and net debt provide relevant and useful supplemental financial information that is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense, net, and before income taxes and is also exclusive of items management considers not representative of ongoing operations as well as certain retained corporate costs. Management uses adjusted earnings, adjusted earnings per share, and segment operating profit to evaluate its period-over-period operating performance because it believes these provide useful supplemental measures of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share and segment operating profit may be useful to investors in evaluating the underlying operating performance of the company’s business as these measures eliminate items that are not reflective of its principal business activity.

Net debt is defined as total debt less cash. Management uses net debt to analyze the liquidity of the company.

Further, free cash flow relates to cash provided by continuing operating activities less cash payments for property, plant and equipment. Management has historically used free cash flow to evaluate its period-over-period cash generation performance because it believes this has provided a useful supplemental measure related to its principal business activity. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures, since the company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The company routinely posts important information on its website – www.o-i.com/investors.

Forward-Looking Statements

This press release contains “forward-looking” statements related to O-I Glass, Inc. (the “company”) within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible that the company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) the risk that the proposed plan of reorganization for Paddock Enterprises, LLC (“Paddock”) may not be approved by the bankruptcy court or that other conditions necessary to implement the agreement in principle may not be satisfied, (2) the actions and decisions of participants in the bankruptcy proceeding, and the actions and decisions of third parties, including regulators, that may have an interest in the bankruptcy proceedings, (3) the terms and conditions of any reorganization plan that may ultimately be approved by the bankruptcy court, (4) delays in the confirmation or consummation of a plan of reorganization due to factors beyond the company’s and Paddock’s control, (5) risks with respect to the receipt of the consents necessary to effect the reorganization, (6) risks inherent in, and potentially adverse developments related to, the bankruptcy proceeding, that could adversely affect the company and the company’s liquidity or results of operations, (7) the impact of the COVID-19 pandemic and the various governmental, industry and consumer actions related thereto, (8) the company’s ability to obtain the benefits it anticipates from the corporate modernization, (9) the company’s ability to manage its cost structure, including its success in implementing restructuring or other plans aimed at improving the company’s operating efficiency and working capital management, achieving cost savings, and remaining well-positioned to address Paddock’s legacy liabilities, (10) the company’s ability to acquire or divest businesses, acquire and expand plants, integrate operations of acquired businesses and achieve expected benefits from acquisitions, divestitures or expansions, (11) the company’s ability to achieve its strategic plan, (12) the company’s ability to improve its glass melting technology, known as the MAGMA program, (13) foreign currency fluctuations relative to the U.S. dollar, (14) changes in capital availability or cost, including interest rate fluctuations and the ability of the company to refinance debt on favorable terms, (15) the general political, economic and competitive conditions in markets and countries where the company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, changes in tax rates and laws, natural disasters, and weather, (16) the company’s ability to generate sufficient future cash flows to ensure the company’s goodwill is not impaired, (17) consumer preferences for alternative forms of packaging, (18) cost and availability of raw materials, labor, energy and transportation, (19) consolidation among competitors and customers, (20) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (21) unanticipated operational disruptions, including higher capital spending, (22) the company’s ability to further develop its sales, marketing and product development capabilities, (23) the failure of the company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (24) the ability of the company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (25) changes in U.S. trade policies, and the other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2020 and any subsequently filed Annual Report on Form 10-K, Quarterly Reports on Form 10-Q or the company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results, or developments may differ materially from expectations. While the company continually reviews trends and uncertainties affecting the company’s results or operations and financial condition, the company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

O-I GLASS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended September 30		Nine months ended September 30
Unaudited	2021	2020	2021	2020
Net sales	$1,609	$1,616	$4,770	$4,595
Cost of goods sold	(1,307)	(1,339)	(3,916)	(3,887)

Gross profit	302	277	854	708

Selling and administrative expense	(108)	(95)	(325)	(308)
Research, development and engineering expense	(19)	(16)	(57)	(45)
Interest expense, net	(50)	(61)	(153)	(212)
Equity earnings	23	21	64	49
Other income (expense), net (a)	(21)	250	(123)	147

Earnings from continuing operations before income taxes	127	376	260	339

Provision for income taxes	(43)	(41)	(144)	(50)

Earnings from continuing operations	84	335	116	289

Gain from discontinued operations	7		7

Net earnings	91	335	123	289

Net earnings attributable to noncontrolling interests	(6)	(7)	(17)	(11)
Net earnings attributable to the Company	$85	$328	$106	$278

Amounts attributable to the Company:
Earnings from continuing operations	$78	$328	$99	$278
Gain from discontinued operations	7	-	7	-
Net earnings	$85	$328	$106	$278

Basic earnings per share:
Earnings from continuing operations	$0.49	$2.09	$0.62	$1.77
Gain from discontinued operations	0.05		0.05
Net earnings	$0.54	$2.09	$0.67	$1.77

Weighted average shares outstanding (thousands)	156,825	157,073	157,430	156,650

Diluted earnings per share:
Earnings from continuing operations	$0.48	$2.06	$0.61	$1.76
Gain from discontinued operations	0.05		0.05
Net earnings	$0.53	$2.06	$0.66	$1.76

Diluted average shares (thousands)	160,511	159,299	160,473	158,438

(a) On July 31, 2020, the Company completed the sale of its Australia and New Zealand ("ANZ") businesses to Visy Industries Holdings Pty Ltd. The Company recorded a net gain of approximately $280 million in the third quarter of 2020 related to this sale.

O-I GLASS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	September 30,	December 31,	September 30,
Unaudited	2021	2020	2020
Assets
Current assets:
Cash and cash equivalents	$628	$563	$606
Trade receivables, net	793	623	724
Inventories	808	841	782
Prepaid expenses and other current assets	213	270	272
Total current assets	2,442	2,297	2,384

Property, plant and equipment, net	2,785	2,907	2,675
Goodwill	1,879	1,951	1,847
Intangibles, net	294	325	311
Other assets	1,366	1,402	1,407
Total assets	$8,766	$8,882	$8,624

Liabilities and Share Owners' Equity
Current liabilities:
Accounts payable	$1,062	$1,126	$910
Short-term loans and long-term debt due within one year	79	197	212
Other liabilities	597	575	575
Total current liabilities	1,738	1,898	1,697

Long-term debt	4,853	4,945	5,163
Paddock support agreement liability	625	471	471
Other long-term liabilities	980	1,167	1,028
Share owners' equity	570	401	265
Total liabilities and share owners' equity	$8,766	$8,882	$8,624

O-I GLASS, INC.
Condensed Consolidated Cash Flow
(Dollars in millions)

	Three months ended September 30		Nine months ended September 30
Unaudited	2021	2020	2021	2020
Cash flows from operating activities:
Net earnings	$90	$335	$123	$289
Gain from discontinued operations	(7)		(7)
Non-cash charges
Depreciation and amortization	117	116	349	363
Pension expense	8	10	24	30
Charge related to Paddock support agreement liability			154
Brazil indirect tax credit			(69)
Restructuring, asset impairment and related charges	12	5	20	72
Gain on sale of ANZ businesses		(280)		(280)
Pension settlement charges	5		5	8
Cash payments
Pension contributions	(9)	(11)	(33)	(32)
Cash paid for restructuring activities	(4)	(10)	(14)	(32)
Change in components of working capital (a)	90	13	(139)	(402)
Other, net (b)	4	84	36	112
Cash provided by continuing operating activities	306	262	449	128
Cash provided by discontinued operating activities	7		7
Total cash provided by operating activities	313	262	456	128

Cash flows from investing activities:
Cash payments for property, plant and equipment	(93)	(57)	(268)	(246)
Net cash proceeds on disposal of other businesses and misc. assets			8	2
Net cash proceeds on sale of ANZ business		441	58	441
Deconsolidation of Paddock				(47)
Other, net				1
Cash provided by (utilized) in investing activities	(93)	384	(202)	151

Cash flows from financing activities:
Changes in borrowings, net	(93)	(1,222)	(119)	(300)
Shares repurchased	(10)		(30)
Payment of finance fees		(5)		(50)
Dividend paid				(8)
Net cash payments for hedging activity		(50)	(10)	(8)
Distributions to noncontrolling interests		(1)	(10)	(5)
Sale leaseback proceeds in conjunction with ANZ sale		155		155
Other, net			(2)	(3)
Cash utilized in financing activities	(103)	(1,123)	(171)	(219)
Effect of exchange rate fluctuations on cash	(20)	16	(18)	(5)
Increase (decrease) in cash	97	(461)	65	55
Cash at beginning of period	531	1,067	563	551
Cash at end of period	$628	$606	$628	$606

(a)	The Company uses various factoring programs to sell certain receivables to financial institutions as part of managing its cash flows. At September 30, 2021, December 31, 2020 and September 30, 2020, the amount of receivables sold by the Company was $416 million, $436 million and $426 million, respectively. For the nine months ended September 30, 2021 and 2020, the Company's use of its factoring programs resulted in a decrease of $20 million to cash from operating activities and a $113 million decrease to cash from operating activities, respectively.

(b)	Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

O-I GLASS, INC.
Reportable Segment Information
(Dollars in millions)

Unaudited	Three months ended September 30		Nine months ended September 30
	2021	2020	2021	2020
Net sales:
Americas	$925	$887	$2,652	$2,442
Europe	655	644	2,039	1,775
Asia Pacific		52		281
Reportable segment totals	1,580	1,583	4,691	4,498
Other	29	33	79	97
Net sales	$1,609	$1,616	$4,770	$4,595

Segment operating profit (a):

Americas	$133	$113	$357	$268
Europe	110	88	293	191
Asia Pacific		3		19

Reportable segment totals	243	204	650	478

Items excluded from segment operating profit:
Retained corporate costs and other	(49)	(35)	(126)	(98)
Items not considered representative of ongoing operations (b)	(17)	268	(111)	171

Interest expense, net	(50)	(61)	(153)	(212)
Earnings from continuing operations before income taxes	$127	$376	$260	$339

Ratio of earnings from continuing operations before income taxes to net sales	7.9%	23.3%	5.5%	7.4%

Segment operating profit margin (c):

Americas	14.4%	12.7%	13.5%	11.0%
Europe	16.8%	13.7%	14.4%	10.8%
Asia Pacific		5.8%		6.8%
Reportable segment margin totals	15.4%	12.9%	13.9%	10.6%

(a)	Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes. The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)	Reference Reconciliation to Adjusted Earnings.

(c)	Segment operating profit margin is segment operating profit divided by segment net sales.

O-I GLASS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended Sept 30		Nine months ended September 30
Unaudited	2021	2020	2021	2020
Earnings from continuing operations attributable to the Company	$78	$328	$99	$278
Items impacting other income (expense), net:
Restructuring, asset impairment and other charges	12	9	21	80
Gain on sale of ANZ business		(280)		(280)
Charge related to Paddock support agreement liability			154
Charge for deconsolidation of Paddock				14
Strategic transaction costs		3		7
Pension settlement charges	5		5	8
Brazil indirect tax credit			(69)
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees		6		44
Items impacting income tax:
Net provision (benefit) for income tax on items above	(1)	(1)	27	(20)
Total adjusting items (non-GAAP)	$16	$(263)	$138	$(147)

Adjusted earnings (non-GAAP)	$94	$65	$237	$131

Diluted average shares (thousands)	160,511	159,299	160,473	158,438

Earnings per share from continuing operations (diluted)	$0.48	$2.06	$0.61	$1.76
Adjusted earnings per share (non-GAAP)	$0.58	$0.41	$1.47	$0.82

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted earnings and adjusted earnings per share, for the quarter and year ending December 31, 2021, to its most directly comparable GAAP financial measure, earnings from continuing operations attributable to the Company, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts.  Earnings from continuing operations attributable to the Company includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the income tax effect on such items.  The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly.  Accordingly, the Company is unable to provide a reconciliation of adjusted earnings and adjusted earnings per share to earnings from continuing operations attributable to the Company or address the probable significance of the unavailable information, which could be material to the Company's future financial results.

O-I GLASS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended September 30,
Unaudited	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2020	$887	$644	$52	$1,583
Effects of changing foreign currency rates (a)	16	(1)		15
Price	53	4		57
Sales volume & mix	(24)	8		(16)
Divestitures	(7)		(52)	(59)
Total reconciling items	38	11	(52)	(3)
Net sales for reportable segments- 2021	$925	$655	$-	$1,580

	Three months ended September 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2020	$113	$88	$3	$204
Effects of changing foreign currency rates (a)		(1)		(1)
Net Price (net of cost inflation)	15	(15)		-
Sales volume & mix	(6)	3		(3)
Operating costs	10	35		45
Divestitures	1		(3)	(2)
Total reconciling items	20	22	(3)	39
Segment operating profit - 2021	$133	$110	$-	$243

	Nine months ended September 30,
	Americas	Europe	Asia Pacific	Total
Net sales for reportable segments- 2020	$2,442	$1,775	$281	$4,498
Effects of changing foreign currency rates (a)	31	98		129
Price	102	10		112
Sales volume & mix	93	156		249
Divestitures	(16)		(281)	(297)
Total reconciling items	210	264	(281)	193
Net sales for reportable segments- 2021	$2,652	$2,039	$-	$4,691

	Nine months ended September 30,
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2020	$268	$191	$19	$478
Effects of changing foreign currency rates (a)	2	9		11
Net Price (net of cost inflation)	(4)	(22)		(26)
Sales volume & mix	24	37		61
Operating costs	64	78		142
Divestitures	3		(19)	(16)
Total reconciling items	89	102	(19)	172
Segment operating profit - 2021	$357	$293	$-	$650

(a)	Currency effect on net sales and segment operating profit determined by using 2021 foreign currency exchange rates to translate 2020 local currency results.

O-I GLASS, INC.

Reconciliation to Free Cash Flow

	Three Months Ended	Three Months Ended	Forecasted Year Ended
Unaudited	September 30, 2021	September 30, 2020	December 31, 2021
Cash provided by continuing operating activities	$306	$262	$660
Cash payments for property, plant and equipment	(93)	(57)	(400)
Free cash flow (non-GAAP)	$213	$205	$260

O-I GLASS, INC.

Reconciliation to Net Debt

Unaudited	September 30, 2021	September 30, 2020
Total debt	$4,932	$5,375
Cash and cash equivalents	628	606
Net Debt	$4,304	$4,769

O-I GLASS, INC.

Reconciliation to Adjusted Effective Tax Rate

The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, adjusted effective tax rate, for the year ending December 31, 2021, to its most directly comparable GAAP financial measure, provision for income taxes divided by earnings (loss) from continuing operations before income taxes, because management cannot reliably predict all of the necessary components of these GAAP financial measures without unreasonable efforts. Earnings (loss) from continuing operations before income taxes includes several significant items, such as restructuring charges, asset impairment charges, charges for the write-off of finance fees, and the provision for income taxes would include the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are complex and inherently unpredictable, and the amount recognized for each item can vary significantly. Accordingly, the Company is unable to provide a reconciliation of adjusted effective tax rate to earnings (loss) from continuing operations before income taxes divided by provision for income taxes or address the probable significance of the unavailable information, which could be material to the Company's future financial results.